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                                                                    EXHIBIT 99.3


Tampa, Florida (May 20, 1998) - Intermedia Communications Inc. (Nasdaq: ICIX) today declared a stock dividend of one share of common stock on each outstanding share of the Company's common stock, payable on June 15, 1998 to shareholders of record on June 15, 1998. As a consequence of the stock dividend the Company's outstanding stock will be split on a two for one basis.

Intermedia Communications is one of the nation's fastest growing telecommunications companies, providing integrated telecommunications solutions to business and government customers. These solutions include voice and data, local and long distance, and advanced network access services in major U.S. markets. Intermedia's enhanced data portfolio, including frame relay networking, ATM, and a full range of business Internet connectivity and web hosting services, offers seamless end-to-end services virtually anywhere in the world.

Intermedia Communications is headquartered in Tampa with sales offices in 81 cities. Intermedia Communications is on the World Wide Web at http://www.intermedia.com.

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